Net 1 UEPS Technologies, Inc. Reports First Quarter 2015 Results

  Q1 2015 Revenue and FEPS of $156.4 million and $0.60, a constant currency increase of 36% and 74% respectively.
  SASSA has issued RFP for five-year contract related to payment of social welfare grants.

JOHANNESBURG, November 6, 2014 – Net 1 UEPS Technologies, Inc. (Nasdaq: UEPS; JSE: NT1) today released results for the first quarter of fiscal 2015.

Summary Financial Metrics

	Three months ended September 30,
			% change	% change
	2014	2013	in USD	in ZAR
(All figures in USD ‘000s except per share data)
Revenue	156,441	123,494	27%	36%
GAAP net income	24,089	11,596	108%	123%
Fundamental net income (1)	28,155	16,823	67%	80%
GAAP earnings per share ($)	0.51	0.25	101%	116%
Fundamental earnings per share ($) (1)	0.60	0.37	62%	74%
Fully-diluted shares outstanding (‘000’s)	47,335	45,801	4%
Average period USD/ ZAR exchange rate	10.76	10.00	8%

(1) Fundamental net income and earnings per share are non-GAAP measures and are described below under “Use of Non-GAAP Measures—Fundamental net income and fundamental earnings per share.” See Attachment B for a reconciliation of GAAP net income to fundamental net income and earnings per share.

Factors impacting comparability of our Q1 2015 and Q1 2014 results

  Unfavorable impact from the strengthening of the US dollar against the ZAR: The US dollar appreciated by 7% against the ZAR during Q1 2015, which negatively impacted our reported results;
  Increased contribution by KSNET: Our results were positively impacted by growth in our Korean operations;
  Increase in the number SASSA grants paid: Our revenue and operating income has increased as a result of the higher number of SASSA UEPS/EMV cardholders paid during Q1 2015 compared with Q1 2014; and
  Continued growth in financial inclusion services: We continued to grow our financial inclusion services offerings during Q1 2015, which has result in higher revenues and operating income from more sales of low-margin prepaid airtime and UEPS-based lending.

Comments and Outlook

"Our superb results for Q1 2015, once again reflect our continued focus on growing our existing businesses and implementing carefully selected new initiatives," said Dr. Serge Belamant, Chairman and CEO of Net1. "We achieved these results despite using significant management bandwidth to repel our detractors' attempts to disrupt our business, while at the same time preparing for the new SASSA tender," he concluded.

"We are pleased with the sustained momentum of our quarterly operating results, which underpins our fiscal 2015 targets," said Herman Kotze, Chief Financial Officer of Net1. "For fiscal 2015, we now expect fundamental earnings per share of at least $2.14, assuming a constant currency base of ZAR10.40/$1 and a share count of 46.5 million shares," he concluded.

SASSA issues Request for Proposal for five-year contract relating to the payment of social grants

As ordered by the South African Constitutional Court in its April 2014 ruling, SASSA has initiated a new tender process for a five-year contract relating to the payment of social grants. SASSA issued a request for proposals on October 22, 2014. Bidders are required to submit proposals by December 12, 2014. We cannot predict with certainty what the timing or ultimate outcome of the tender process will be, or if a new tender award will be made at all after the process is complete. We intend to participate in the new tender.

Results of Operations by Segment and Liquidity

Our operating metrics will be updated and posted on our website (www.net1.com).

South African transaction processing

The South African transaction processing segment consists mainly of pension and welfare benefit distribution services provided to the South African government, and transaction processing for retailers, utilities, medical-related claim service customers and banks.

Segment revenue was $60.3 million in Q1 2015, up 5% compared with Q1 2014 in USD and up 13% on a constant currency basis. In ZAR, the increase in segment revenues was primarily due to more low-margin transaction fees generated from beneficiaries using the South African National Payment System and more intersegment transaction processing activities. In addition, revenue from the distribution of social welfare grants grew modestly during the year and was in-line with the increase in unique welfare cardholder recipients, net of removal of invalid and fraudulent beneficiaries, partially offset by the loss of MediKredit revenue as a result of the sale of that business. Segment operating income margin in Q1 2015 and Q1 2014 was 23% and 11%, respectively, and has increased primarily due to more higher-margin intersegment transaction processing activities, the elimination of MediKredit losses and an increase in the number of beneficiaries paid in fiscal 2015.

International transaction processing

The International transaction processing segment consists mainly of payment processing services for merchants and card issuers in South Korea. The segment also includes transaction processing of UEPS-enabled smartcards in Botswana and transaction processing of medical-related claims in the United States.

KSNET contributes the majority of our revenues and operating income in this segment. Segment revenue was $43.2 million in Q1 2015, up 15% compared with Q1 2014 in USD and 24% on a constant currency basis. Revenue and operating income increased primarily due to higher transaction volume at KSNET during Q1 2015. Segment operating income margin in Q1 2015 and Q1 2014 was 17% and 15%, respectively.

Financial inclusion and applied technologies

The Financial inclusion and applied technologies segment includes our smart card accounts, lending and life insurance businesses. This segment also includes the economics from merchants and card holders using our merchant acquiring system, the sale of prepaid products (electricity and airtime) and the sale of hardware and software.

Segment revenue was $65.2 million in Q1 2015, up 77% compared with Q1 2014 in USD and 91% on a constant currency basis. Revenue and operating income increased primarily due to higher prepaid airtime sales driven by the rollout of our prepaid airtime product, an increase in the number of UEPS-based loans as we rolled out our product nationally and an increase in intersegment revenues, offset by lower ad hoc terminal and smart card sales. Q1 2014 operating income includes expenses related to the national roll-out of our UEPS-based lending offering and the establishment of the allowance for doubtful finance loans in Q1 2014. Smart Life did not contribute to operating income in Q1 2015 and 2014 due to the FSB suspension of its license.

Notwithstanding the national roll-out expenses incurred in fiscal 2014, operating income margin for the Financial inclusion and applied technologies segment decreased to 27% from 35%, primarily as a result of more low-margin prepaid airtime and the sale of competitively priced financial inclusion products to address the needs of the broader market.

Corporate/eliminations

Corporate/eliminations generally includes acquisition-related intangible asset amortization; expenditure related to compliance with the Sarbanes-Oxley Act of 2002; non-employee directors’ fees; employee and executive bonuses; stock-based compensation; legal fees; audit fees; directors and officers insurance premiums; telecommunications expenses; property-related expenditures including utilities, rental, security and maintenance; and elimination entries.

The decrease in our corporate expenses was primarily due to lower US government investigations-related and US lawsuit expenses, audit fees and other corporate head office-related expenses, which was partially offset by increases in acquisition-related intangible asset amortization.

Cash flow and liquidity

At September 30, 2014, we had cash and cash equivalents of $81.2 million, up from $58.7 million at June 30, 2014. The increase in our cash balances from June 30, 2014, was primarily due to the expansion of our all of our core businesses during the quarter, and to a lesser extent due to the cash conservation resulting from the sale of loss incurring businesses.

Excluding the impact of interest received, interest paid under our Korean debt and taxes presented in the table below, the increase in cash from operating activities resulted from improved trading activity during fiscal 2015. Capital expenditures for Q1 2015 and 2014 were $9.4 million and $5.6 million, respectively, and have increased primarily due to the acquisition of more payment processing terminals in South Korea.

Use of Non-GAAP Measures

US securities laws require that when we publish any non-GAAP measures, we disclose the reason for using the non-GAAP measure and provide reconciliation to the directly comparable GAAP measure. The presentation of fundamental net income and fundamental earnings per share and headline earnings per share are non-GAAP measures.

Fundamental net income and fundamental earnings per share

Fundamental net income and earnings per share is GAAP net income and earnings per share adjusted for (1) the amortization of acquisition-related intangible assets (net of deferred taxes), (2) stock-based compensation charges and (3) unusual non-recurring items, including the amortization of KSNET debt facility fees and US government investigations-related and US lawsuit expenses. Management believes that the fundamental net income and earnings per share metric enhances its own evaluation, as well as an investor’s understanding, of our financial performance. Attachment B presents the reconciliation between GAAP and fundamental net income and earnings per share.

Headline earnings per share (“HEPS”)

The inclusion of HEPS in this press release is a requirement of our listing on the JSE. HEPS basic and diluted is calculated using net income which has been determined based on GAAP. Accordingly, this may differ to the headline earnings per share calculation of other companies listed on the JSE as these companies may report their financial results under a different financial reporting framework, including but not limited to, International Financial Reporting Standards.

HEPS basic and diluted is calculated as GAAP net income adjusted for the profit on sale of property, plant and equipment. Attachment C presents the reconciliation between our net income used to calculate earnings per share basic and diluted and HEPS basic and diluted and the calculation of the denominator for headline diluted earnings per share.

Conference Call

To participate in the call, dial 1-855-481-5362 (US and Canada), 0808-162-4061 (U.K. only) or 0-800-200-648 (South Africa only) ten minutes prior to the start of the call. Callers should request “Net1 call” upon dial-in. The call will also be webcast on the Net1 homepage, www.net1.com. Please click on the webcast link at least ten minutes prior to the call. A webcast of the call will be available for replay on the Net1 website through November 30, 2014.

About Net1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System (“UEPS”), to facilitate biometrically secure, real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. Net1's UEPS/EMV solution is interoperable with global EMV standards that seamlessly permit access to all the UEPS functionality in a traditional EMV environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1 operates market-leading payment processors in South Africa and the Republic of Korea. In addition, Net1's proprietary MVC technology offers secure mobile payments and banking services in developed and emerging countries.

Net1 has a primary listing on NASDAQ and a secondary listing on the Johannesburg Stock Exchange.

Forward-Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that cause our actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in our filings with the Securities and Exchange Commission. We undertake no obligation to revise any of these statements to reflect future events.

Investor Relations Contact:
Dhruv Chopra
Head of Investor Relations
Phone: +1 917-767-6722
Email: dchopra@net1.com

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Operations

	Three months ended
	September 30,
	2014	2013
	(In thousands, except per share data)
REVENUE	$156,441	$123,494
EXPENSE
Cost of goods sold, IT processing, servicing and support	74,406	56,559
Selling, general and administration	38,736	40,506
Depreciation and amortization	10,174	10,029
OPERATING INCOME	33,125	16,400
INTEREST INCOME	4,090	3,319
INTEREST EXPENSE	1,312	1,752
INCOME BEFORE INCOME TAX EXPENSE	35,903	17,967
INCOME TAX EXPENSE	11,648	6,485
NET INCOME BEFORE EARNINGS FROM EQUITY-ACCOUNTED
INVESTMENTS	24,255	11,482
EARNINGS FROM EQUITY-ACCOUNTED INVESTMENTS	92	103
NET INCOME	24,347	11,585
LESS (ADD) NET (INCOME) LOSS ATTRIBUTABLE TO NON-
CONTROLLING INTEREST	258	(11)
NET INCOME ATTRIBUTABLE TO NET1	$24,089	$11,596
Net income per share, in United States dollars
Basic earnings attributable to Net1 shareholders	$0.51	$0.25
Diluted earnings attributable to Net1 shareholders	$0.51	$0.25

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Balance Sheets

	Unaudited	(A)
	September 30,	June 30,
	2014	2014
	(In thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$81,185	$58,672
Pre-funded social welfare grants receivable	4,863	4,809
Accounts receivable, net of allowances of – September: $2,075; June: $1,313	136,701	148,067
Finance loans receivable, net of allowances of – September: $3,136; June: $3,083	53,884	53,124
Inventory	12,200	10,785
Deferred income taxes	7,045	7,451
Total current assets before settlement assets	295,878	282,908
Settlement assets	724,279	725,987
Total current assets	1,020,157	1,008,895
PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation of –
September: $92,753; June: $91,422	48,739	47,797
EQUITY-ACCOUNTED INVESTMENTS	934	878
GOODWILL	179,003	186,576
INTANGIBLE ASSETS, net of accumulated amortization of – September: $79,458; June: $78,781	62,148	68,514
OTHER LONG-TERM ASSETS, including reinsurance assets	36,533	38,285
TOTAL ASSETS	1,347,514	1,350,945
LIABILITIES
CURRENT LIABILITIES
Accounts payable	14,941	17,101
Other payables	43,346	42,257
Current portion of long-term borrowings	14,276	14,789
Income taxes payable	13,581	7,676
Total current liabilities before settlement obligations	86,144	81,823
Settlement obligations	724,279	725,987
Total current liabilities	810,423	807,810
DEFERRED INCOME TAXES	14,078	15,522
LONG-TERM BORROWINGS	61,288	62,388
OTHER LONG-TERM LIABILITIES, including insurance policy liabilities	22,396	23,477
TOTAL LIABILITIES	908,185	909,197
COMMITMENTS AND CONTINGENCIES
EQUITY
COMMON STOCK
Authorized: 200,000,000 with $0.001 par value; Issued and outstanding shares, net of treasury - September: 46,475,623; June: 47,819,299	64	63
PREFERRED STOCK
Authorized shares: 50,000,000 with $0.001 par value;
Issued and outstanding shares, net of treasury: September: -; June: -	-	-
ADDITIONAL PAID-IN-CAPITAL	210,708	202,401
TREASURY SHARES, AT COST: September: 18,057,228; June: 15,883,212	(214,520)	(200,681)
ACCUMULATED OTHER COMPREHENSIVE LOSS	(104,126)	(82,741)
RETAINED EARNINGS	547,222	522,729
TOTAL NET1 EQUITY	439,348	441,771
NON-CONTROLLING INTEREST	(19)	(23)
TOTAL EQUITY	439,329	441,748
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,347,514	$1,350,945

(A) – Derived from audited financial statements

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended
	September 30,
	2014	2013
	(In thousands)
Cash flows from operating activities
Net income	$24,347	$11,585
Depreciation and amortization	10,174	10,029
Earnings from equity-accounted investments	(92)	(103)
Fair value adjustments	413	(133)
Interest payable	1,159	972
Profit on disposal of plant and equipment	(122)	(1)
Stock-based compensation charge	916	930
Facility fee amortized	82	69
Decrease (Increase) in accounts receivable, pre-funded social welfare grants receivable
and finance loans receivable	9,470	(23,101)
(Increase) Decrease in inventory	(2,123)	1,011
Decrease in accounts payable and other payables	(10,933)	(8,668)
Increase in taxes payable	6,611	6,921
Decrease in deferred taxes	(390)	(1,187)
Net cash provided by (used in) operating activities	39,512	(1,676)
Cash flows from investing activities
Capital expenditures	(9,378)	(5,616)
Proceeds from disposal of property, plant and equipment	241	48
Proceeds from sale of business	1,895	-
Other investing activities, net	-	(1)
Net change in settlement assets	(43,054)	51,773
Net cash (used in) provided by investing activities	(50,296)	46,204
Cash flows from financing activities
Acquisition of treasury stock	(9,151)	-
Sale of equity to non-controlling interest	1,407	-
Long-term borrowings utilized	1,097	-
Proceeds from issue of common stock	989	-
Net change in settlement obligations	43,054	(51,773)
Net cash provided by (used in) financing activities	37,396	(51,773)
Effect of exchange rate changes on cash	(4,099)	1,250
Net increase (decrease) in cash and cash equivalents	22,513	(5,995)
Cash and cash equivalents – beginning of period	58,672	53,665
Cash and cash equivalents – end of period	$81,185	$47,670

Net 1 UEPS Technologies, Inc.

Attachment A

Operating segment revenue, operating income and operating margin:

Three months ended September 30, 2014 and 2013 and June 30, 2014

								Change – constant
				Change - actual				exchange rate(1)
				Q1 ‘15		Q1 ‘15		Q1 ‘15		Q1 ‘15
				vs		vs		vs		vs
Key segmental data, in $ ’000, Revenue:	Q1 ‘15	Q1 ‘14	Q4 ‘14	Q1‘14		Q4 ‘14		Q1‘14		Q4 ‘14
South African transaction processing	$60,252	$57,161	$88,265	5%		(32%	)	13%		(30%	)
International transaction processing	43,204	37,541	42,201	15%		2%		24%		6%
Financial inclusion and applied technologies	65,197	36,796	64,093	77%		2%		91%		5%
Subtotal: Operating segments	168,653	131,498	194,559	28%		(13%	)	38%		(11%	)
Intersegment eliminations	(12,212)	(8,004)	(11,806)	53%		3%		64%		7%
Consolidated revenue	$156,441	$123,494	$182,753	27%		(14%	)	36%		(12%	)

Operating income (loss):
South African transaction processing	$13,639	$6,461	$38,675	111%		(65%	)	127%		(64%	)
International transaction processing	7,349	5,524	6,647	33%		11%		43%		14%
Financial inclusion and applied technologies	17,607	12,835	18,126	37%		(3%	)	48%		0%
Subtotal: Operating segments	38,595	24,820	63,448	55%		(39%	)	67%		(37%	)
Corporate/Eliminations	(5,470)	(8,420)	(20,801)	(35%	)	(74%	)	(30%	)	(73%	)
Consolidated operating income	$33,125	$16,400	$42,647	102%		(22%	)	117%		(20%	)

Operating income margin (%)
South African transaction processing	23%	11%	44%
International transaction processing	17%	15%	16%
Financial inclusion and applied technologies	27%	35%	28%
Consolidated operating margin	21%	13%	23%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the first quarter of fiscal 2015 also prevailed during the first quarter of fiscal 2014 and the fourth quarter of fiscal 2014.

Net 1 UEPS Technologies, Inc.

Attachment B

Reconciliation of GAAP net income and earnings per share, basic, to fundamental net income and earnings per share, basic:

Three months ended September 30, 2014 and 2013

			EPS,				EPS,
	Net income		basic		Net income		basic
	(USD’000)		(USD)		(ZAR’000)		(ZAR)
	2014	2013	2014	2013	2014	2013	2014	2013

GAAP	24,089	11,596	0.51	0.25	258,789	115,959	5.48	2.54

Intangible asset amortization, net .	2,941	2,832			31,601	28,317
Stock-based compensation charge	916	930			9,854	9,300
Facility fees for KSNET debt	82	69			882	690
US government investigations- related and US lawsuit expenses	127	1,396			1,366	13,960
Fundamental	28,155	16,823	0.60	0.37	302,492	168,226	6.41	3.69

Net 1 UEPS Technologies, Inc.

Attachment C

Reconciliation of net income used to calculate earnings per share basic and diluted and headline earnings per share basic and diluted:

Three months ended September 30, 2014 and 2013

	2014	2013

Net income (USD’000)	24,089	11,596
Adjustments:
Profit on sale of property, plant and equipment	(122)	(1)
Tax effects on above	34	-

Net income used to calculate headline earnings (USD’000)	24,001	11,595
Weighted average number of shares used to calculate net income per share basic earnings and headline earnings per share basic earnings (‘000)	47,226	45,613
Weighted average number of shares used to calculate net income per share diluted earnings and headline earnings per share diluted earnings (‘000)	47,335	45,801
Headline earnings per share:
Basic, in USD	0.51	0.25
Diluted, in USD	0.51	0.25

Calculation of the denominator for headline diluted earnings per share

	2014	2013

Basic weighted-average common shares outstanding and unvested restricted shares expected to vest under GAAP	47,226	45,613
Effect of dilutive securities under GAAP	109	188
Denominator for headline diluted earnings per share	47,335	45,801

Weighted average number of shares used to calculate headline earnings per share diluted represent the denominator for basic weighted-average common shares outstanding and unvested restricted shares expected to vest plus the effect of dilutive securities under GAAP. We use this number of fully-diluted shares outstanding to calculate headline earnings per share diluted because we do not use the two-class method to calculate headline earnings per share diluted.